AMENDMENT NO. 1

TO THE

BATTALION OIL CORPORATION

2020 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 to the Battalion Oil Corporation 2020 Long-Term Incentive Plan (the “Plan”) was approved and adopted by the Board of Directors of Battalion Oil Corporation (the “Company”) on April 13, 2021, subject to approval by the stockholders of the Company, which was obtained on June 8, 2021. Accordingly, the Plan is hereby amended, effective as of June 8, 2021, as follows:

1.The first sentence of Section 1.3 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 1,805,284 shares of the Company's Common Stock.”

In all other respects, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed to be effective as of June 8, 2021.

Battalion Oil Corporation

By:	/s/ Richard H. Little
Richard H. Little
Chief Executive Officer